Exhibit (g)(1)

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (this “Agreement”) is made as of December 1, 2025, by and between TCG Strategic Income Fund (the “Fund”) and TCG Strategic Income Advisor LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a Delaware statutory trust registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);

WHEREAS, the Fund desires to retain the Adviser to provide investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is willing to provide investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Fund and the Adviser hereby agree as follows:

Section 1. Appointment of the Adviser. The Fund hereby appoints the Adviser to act as investment adviser to the Fund, for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

Section 2. Authority and Duties of the Adviser.

(a) Duties of the Adviser. The Adviser shall manage the investment and reinvestment of the assets of the Fund, continuously review, supervise and administer the investment program of the Fund, determine in its discretion the securities to be purchased or sold and the portion of the Fund’s assets to be held uninvested, provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain and to render regular reports to the Fund’s officers and Board of Trustees (the “Board”) concerning the Adviser’s discharge of the foregoing responsibilities.

(b) Adviser’s Authority. The Adviser is authorized, in its sole discretion, subject always to the provisions of the Fund’s Agreement and Declaration of Trust, Bylaws (“Organizational Documents”) and registration statement on Form N-2 (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), as filed with the Securities and Exchange Commission (the “Commission”), and with the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect, to:

(i) obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities, loans or other financial instruments that are purchased for or considered for purchase by the Fund;

(ii) make investment decisions for the Fund (including the exercise or disposition of rights accompanying portfolio securities, loans or other financial instruments (such as the right to vote proxies, tender offers, exchanges, amendments, consents, waivers or forbearances) and other attendant rights thereto);

(iii) place purchase and sale orders for portfolio transactions on behalf of the Fund and manage otherwise uninvested cash assets of the Fund;

(iv) arrange for the pricing of Fund securities, loans or other financial instruments;

(v) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, assignors, assignees, participants, counterparties and other persons in connection with the Adviser’s management of the assets of the Fund (in such respect, the Adviser will act as the Fund’s agent and attorney-in-fact);

(vi) employ professional portfolio managers and securities analysts who provide research services to the Fund;

(vii) engage certain third-party professionals, consultants, experts or specialists in connection with the Adviser’s management of the assets of the Fund (in such respect, the Adviser will act as the Fund’s agent and attorney-in-fact); and

(viii) make decisions with respect to the use by the Fund of borrowing for leverage or other investment purposes (in such respect, the Adviser will act as the Fund’s agent and attorney-in-fact).

No reference in this Agreement to the Adviser having full discretionary authority over the Fund’s investments shall in any way limit the right of the Board, in its sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or to otherwise exercise its right to oversee the overall management of the Fund.

(c) Compliance with Applicable Laws. The Adviser acknowledges and agrees that subject to the supervision and directions of the Board, it shall be solely responsible for compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, except that each Sub-Adviser (as defined below) shall have liability in connection with information furnished by the Sub-Adviser to the Adviser or the Fund.

(d) Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements (each a “Sub-Advisory Agreement”) with other investment advisers registered under the Advisers Act (each a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and/or the Board, with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement.

(i) The Adviser and not the Fund shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Fund to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses otherwise payable to the Adviser under this Agreement.

(ii) Any Sub-Advisory Agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and the Advisers Act, including without limitation, the requirements of the 1940 Act relating to Board and Fund shareholder approval thereunder, and other applicable federal and state law.

(iii) Any Sub-Adviser shall be subject to the same fiduciary duties as are imposed on the Adviser pursuant to this Agreement, the 1940 Act and the Advisers Act, as well as other applicable federal and state law.

(e) Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(f) Record Retention. Subject to review by and the oversight of the Board, the Adviser shall maintain and keep all books, accounts and other records of the Adviser that relate to activities performed by the Adviser hereunder as required under the 1940 Act and the Advisers Act. The Adviser agrees that all records that it maintains and keeps for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Fund upon the termination of this Agreement or otherwise on written request by the Fund. The Adviser further agrees that the records that it maintains and keeps for the Fund shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Adviser shall have the right to retain copies, or originals where required by the Advisers Act, of such records to the extent required by applicable law. The Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Adviser or the Fund.

Section 3. Expenses Payable by the Adviser. The Adviser will provide, at its own expense, the advisory personnel required by it to perform the services described in this Agreement, along with the office space, furnishings and equipment for such personnel, subject to the terms of the administrative services agreement between the Fund and the Adviser (the “Administrative Services Agreement”).

Section 4. Expenses Payable by the Fund. Except as otherwise provided in this Agreement, the Administrative Services Agreement, or by law, the Adviser shall not be responsible for the Fund’s expenses and the Fund assumes and shall pay or cause to be paid all of its expenses, including without limitation, distribution and shareholder servicing fee, fees and expenses of the trustees of the Board (“Trustees”), association membership dues, legal and auditing fees, taxes, transfer and dividend disbursing agent fees, shareholder servicing costs, expenses relating to shareholder meetings, expenses of registering its shares under federal and state securities laws, expenses of preparing, printing and mailing prospectuses and shareholder reports to shareholders, insurance premiums, other expenses connected with executing portfolio transactions, expenses borne indirectly through the Fund’s investments in the underlying assets, all costs and expenses directly related to due diligence of portfolio transactions for the Fund such as direct and indirect expenses associated with the Fund’s investments (whether or not consummated), and enforcing the Fund’s rights in respect of such investments, transfer taxes and premiums, taxes withheld on non-U.S. dividends, fees for data and software providers, research expenses, professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts) and, if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased; margin fees, fees paid to third-party providers for due diligence and valuation services and all Fund expenses set forth in the Fund’s then current Registration Statement. To the extent the Adviser incurs any costs or performs any services which are an obligation of the Fund, the Fund shall promptly reimburse the Adviser for such costs and expenses. To the extent the services for which the Fund is obligated to pay are performed by the Adviser, the Adviser shall be entitled to recover from the Fund only to the extent of its costs for such services, as reasonably determined.

Section 5. Compensation of the Adviser.

(a) The Fund will pay the Adviser for all services rendered by the Adviser and expenses assumed pursuant to this Agreement, an advisory fee (“Advisory Fee”) computed and payable monthly at the annual rate of 1.75% of the value of the Fund’s average daily net assets. For purposes of this Agreement, “net assets” means the total assets of the Fund minus the Fund’s liabilities. The average daily net assets of the Fund for any month shall be determined by taking an average of all of the determinations of net assets during such month at the close of business on each business day during such month while this Agreement is in effect. The Advisory Fee shall be accrued daily and paid to the Adviser on the first business day of each month for the preceding month. The initial Advisory Fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated before the end of any month, the Advisory Fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which this Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(b) The Adviser may reduce any portion of the Advisory Fee or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a [monthly] basis. Any fee withheld pursuant to this paragraph from the Adviser shall not be reimbursable by the Fund to the Adviser.

Section 6. Covenants of the Adviser.

The Adviser covenants that it is registered as an investment adviser under the Advisers Act on the effective date of this Agreement, and shall maintain such registration until the expiration or termination of this Agreement. The Adviser agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments, including but not limited to the 1940 Act, the Advisers Act, the 1933 Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Adviser also agrees to comply with the objectives, policies and restrictions set forth in the Registration Statement, as amended or supplemented, of the Fund, and with any policies, guidelines, instructions and procedures approved by the Board and provided to the Adviser. The Adviser agrees to observe and comply with applicable provisions of the code of ethics adopted by the Fund pursuant to Rule 17j-1 under the 1940 Act, as such code of ethics may be amended from time to time.

Section 7. Brokerage Commissions.

The Adviser is authorized, subject to the supervision of the Board, (1) to establish and maintain accounts on behalf of the Fund with, and to place orders for the purchase and sale of assets not allocated to a Sub-Adviser, with or through, such persons, brokers or dealers as the Adviser may select; and (2) to negotiate commissions to be paid on such transactions. In the selection of such brokers or dealers and the placing of such orders, the Adviser shall seek to obtain for a Fund the most favorable price and execution available. Notwithstanding the foregoing, the Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services (within the meaning of Section 28(e) of the Exchange Act) provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and is consistent with the Adviser’s duty to seek the best execution on behalf of the Fund. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Fund, the Adviser may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.

Section 8. Other Activities of the Adviser. It is understood that the services of the Adviser are not deemed to be exclusive and nothing in this Agreement shall prevent the Adviser, or any officer, director, partner or employee thereof, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund), from buying, selling or trading in any securities for its or their own account, or from engaging in other activities. The Fund acknowledges that the Adviser and its partners, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Fund. The Adviser shall have no obligation to acquire for the Fund a position in any investment which the Adviser, its partners, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis. The Adviser agrees that this Section does not constitute a waiver by the Fund of the obligations imposed upon the Adviser to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Fund of the obligations imposed upon the Adviser under Section 206 of the Advisers Act. Further, the Adviser agrees that this does not constitute a waiver by the Fund of the fiduciary obligation of the Adviser arising under federal or state law, including Section 36 of the 1940 Act. The Adviser agrees that this Section 8 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act

Section 9. Liability; Indemnification.

(a) Limitation of Liability and Indemnification. Subject to the provisions of this Section 9, the Adviser, any Sub-Adviser, each of their respective directors, trustees, officers, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees, consultants, controlling persons (as determined under the 1940 Act (“Controlling Persons”)), and any other person or entity affiliated with the Adviser or Sub-Adviser (including each of their respective directors, trustees, officers, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees or Controlling Persons) and any other person or entity acting on behalf of, the Adviser or Sub-Adviser (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall not be liable to the Fund or any shareholders thereof for any action taken or omitted to be taken by the Adviser or any Sub-Adviser in connection with the performance of any of their duties or obligations under this Agreement or otherwise as an investment adviser of the Fund (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services), and the Fund shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in satisfaction of judgments, in compromises and settlement, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated) (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations under this Agreement, any Sub-Advisory Agreement, or otherwise as an investment adviser of the Fund to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would not be inconsistent with the Organizational Documents, the 1940 Act, the laws of the State of Delaware and other applicable law.

(b) Limitation on Indemnification. Nothing contained herein shall protect or be deemed to protect any of the Indemnified Parties against, or entitle or be deemed to entitle any of the Indemnified Parties to indemnification in respect of, any Losses to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of the willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s or Sub-Adviser’s duties or by reason of the reckless disregard of the Adviser’s or Sub-Adviser’s duties and obligations under this Agreement or any Sub-Advisory Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the Commission or its staff thereunder).

In addition, notwithstanding any of the foregoing to the contrary, the provisions of this Section 9 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 9 to the fullest extent permitted by law.

Section 10. Effectiveness, Duration and Termination of Agreement.

(a) Term and Effectiveness. This Agreement shall become effective as of the first date written above. Once effective, this Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one-year periods; provided that such continuance is specifically approved at least annually by: (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund (as “majority of the outstanding voting securities” is defined in Section 2(a)(42) of the 1940 Act) and (ii) the vote of a majority of the Trustees who are not “interested persons” as such term is defined in the 1940 Act (the “Independent Trustees”), in accordance with the requirements of the 1940 Act, or as otherwise permitted under Section 15 of the 1940 Act.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Fund upon 60 days’ prior written notice to the Adviser: (A) upon the vote of a majority of the outstanding voting securities of the Fund (as “majority of the outstanding voting securities” is defined in Section 2(a)(42) of the 1940 Act) or (B) by the vote of the Independent Trustees; or (ii) by the Adviser upon not less than 60 days’ prior written notice to the Fund. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of construing Section 15(a)(4) of the 1940 Act). The provisions of Section 9 shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 5 through the date of termination or expiration and Section 9 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(c) Duties of Adviser Upon Termination. The Adviser shall promptly upon termination:

(i) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(ii) deliver to the Board all assets and documents of the Fund then in custody of the Adviser; and

(iii) cooperate with the Fund to provide an orderly transition of services.

Section 11. Use of Name. The Adviser reserves the right to grant the use of the name “TCG” any trademarks or derivatives thereof or logo associated therewith, or any other part of the name of the Fund to any other investment company, any series of an investment company or any business enterprise, subject to applicable law. The Adviser reserves the right to withdraw from the Fund the use of the name “TCG” and any trademarks or derivatives thereof or logo associated therewith. In the event of such withdrawal or the termination of this Agreement, for any reason, the Fund will, on the written request of the Adviser, take such action as may be necessary to change its name and eliminate all reference to the words “TCG” in any form, and will no longer use such registered service mark.

Section 12. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, or via email, to the other party at the address listed below or at such other address for a party as shall be specified in a notice given in accordance with this Section.

The Fund:

TCG Strategic Income Fund

525 Okeechobee Blvd., Suite 1650

West Palm Beach, Florida 33401

Attention: Peter McNitt

Email: pmcnitt@thetcg.com

The Adviser:

TCG Strategic Income Advisor LLC

525 Okeechobee Blvd., Suite 1650

West Palm Beach, Florida 33401

Attention: Leonard M. Tannenbaum

Email: len@thetcg.com

Section 13. Amendments.

This Agreement may be amended by mutual written consent of the parties; provided that the consent of the Fund is required to be obtained in conformity with the requirements of the 1940 Act and the rules thereunder.

Section 14. Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

Section 15. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

Section 16. Governing Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto and the provisions of Section 9, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Fund is regulated as a registered investment company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act. In such case, to the extent the applicable laws of the State of Delaware or any of the provisions herein conflict with the provisions of the 1940 Act or the Advisers Act, the 1940 Act and the Advisers Act shall control.

Section 17. Captions. The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.

Section 18. Third Party Beneficiaries.

Except for any Sub-Adviser and any Indemnified Party, such Sub-Adviser and the Indemnified Parties each being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 19. Entire Agreement.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

TCG STRATEGIC INCOME FUND a Delaware statutory Trust

By:	/s/ Peter McNitt
Name:	Peter McNitt
Title:	Principal Executive Officer

TCG STRATEGIC INCOME ADVISOR LLC a Delaware limited liability company

By:	/s/ Leonard M. Tannenbaum
Name:	Leonard M. Tannenbaum
Title:	Manager

[Signature Page to Investment Advisory Agreement]